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The attached article from the Cincinnati Business Courier titled "Healthwarehouse.com: Cincinnati businessman in attempt to replace board has record of defrauding investors" by Barrett J. Brunsman, Staff Reporter, dated August 16, 2016, may be distributed to stockholders of Heathwarehouse.com, Inc. (the "Company") in connection with management's solicitation of proxies for the upcoming Annual Meeting of Stockholders.  Rob Daumeyer, Editor, Cincinnati Business Courier, has consented to the Company filing this article with the Securities and Exchange Commission as soliciting material.

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HealthWarehouse.com: Cincinnati businessman in attempt to replace board has record of defrauding investors
Aug 16, 2016, 1:15pm EDT Updated Aug 17, 2016, 5:56am EDT
Barrett J. Brunsman Staff reporter Cincinnati Business Courier

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HealthWarehouse.com Inc. informed shareholders on Aug. 12 that a group attempting a takeover includes a Cincinnati businessman convicted of conspiring to defraud investors in a different company out of millions of dollars.
HealthWarehouse.com, a national online pharmacy based in Northern Kentucky, urged shareholders to not vote any proxy sent by Rx Investor Value Corp. The annual shareholders meeting of HealthWarehouse.com (OTCQB: HEWA) is to be held Sept. 2 at the company's headquarters in Florence.
Among the reasons HealthWarehouse.com cited in urging rejection of the proxy was the role being played in the takeover attempt by Mike Peppel, who was convicted in federal court of what the U.S. attorney's office described as engaging "in a deliberate scheme to defraud millions of dollars from investors" in MCSi Inc., a defunct computer and audio-visual supply wholesaler that had been based in Dayton.

Peppel, who had been CEO of MCSi, is embroiled in the proxy fight started by Rx Investor Value Corp., which is owned and operated by Cincinnati tech entrepreneur Jeff Holtmeier, chairman of Vandercar Holdings, and Rob Smyjunas, CEO of Vandercar, the developer of Oakley Station.
Peppel, who reportedly lived in Indian Hill when he was convicted in U.S. District Court in Cincinnati in 2010, couldn't be reached for comment.
Smyjunas told me that Peppel was a founder of HealthWarehouse.com. "When he was there, the company was worth a hell of a lot more," Smyjunas said. Now, "it's a mess. We basically see the fact this company has a real opportunity to grow."
The board of HeathWarehouse.com is "just slinging mud" by noting Peppel's connection to the takeover attempt, Smyjunas said. "It's old news. This is the kind of tactic you use if you've got nothing to talk about."
Holtmeier, who is CEO of GENext, told me it would be inaccurate to describe Peppel as a participant in the proxy fight between Rx Investor Value Corp. and HealthWarehouse.com.
"Mike Peppel is not involved with this," said Holtmeier, who added that he rarely speaks with Peppel.
Peppel is an unpaid adviser to Rx Investor Value Corp. who has no economic interest and will have no involvement in the company, Holtmeier said.
However, Peppel's mother and children are shareholders in HealthWarehouse.com, and so are some friends of Peppel, Holtmeier said.
Peppel "is a brilliant guy," Holtmeier said "Here's a wonderful resource who paid his debt. It's got nothing to do with him.
"We completely dismiss these absurd remarks about old history that has nothing to do with the company today or in the future," Holtmeier said.
The Rx Investor Value Corp. group, which includes some of the biggest shareholders of HealthWarehouse.com, hopes to replace the four existing directors on the firm's board with the group's own nominees, including Holtmeier.
"This is not a hostile takeover," Holtmeier said. "If there's anything hostile about it, it's the insiders."
Holtmeier claimed that the leadership of HealthWarehouse.com was increasing the number of outstanding shares in an effort to thwart Rx Investor Value Corp. from having the votes necessary to replace the board.

The current board includes Lalit Dhadphale, chairman and CEO of HealthWarehouse.com, who urged shareholders in an Aug. 12 mailing to reject the proxy sent earlier by Rx Investor Value Corp, which is also known as RIVC.
Dhadphale told me he founded HealthWarehouse.com in 2007 out of his home in Las Vegas and that Peppel was a co-founder in the 2008 launch of the company's prescription drug business.
Peppel "was convicted of violating federal securities laws, was imprisoned for nearly two years, was required to pay a $5 million fine, and is banned for life from serving as a director or officer or any public company," Dhadphale wrote in the letter to shareholders.
According to court records, Peppel pleaded guilty in 2010 to conspiracy to commit securities fraud, money laundering and willful false certification of a financial report after MCSi went bankrupt. The company's collapse reportedly cost shareholders $18 million and left 1,300 employees without jobs.
Peppel's past is also intertwined with HealthWarehouse.com, where he worked in what Dhadphale described as an advisory capacity. Peppel resigned after he was found to have charged more than $300,000 in personal expenses to a corporate credit card, and HealthWarehouse.com reported the matter to the SEC in 2012.
At the time, a company "nominally managed by Mr. Peppel's mother," Cape Bear Partners, owned more than 10 percent of the common stock of HealthWarehouse.com, the U.S. attorney's office stated in a filing related to Peppel's 2013 sentencing in federal court in Cincinnati. Peppel "maintained de facto control" of Cape Bear.
"Cape Bear Partners is a member of the RIVC Group," Dhadphale wrote in the letter to shareholders. "Your board believes that your company and its shareholders have suffered enough from the prior activities of Mr. Peppel."
In a filing with the U.S. Securities & Exchange Commission, RIVC acknowledged Peppel's criminal record and that he had previously been involved with HealthWarehouse.com. The group stated that Peppel currently owns no shares in HealthWarehouse.com.
"Michael Peppel … provides consulting services to RIVC and we expect he will participate in telephone calls with investors in connection with RIVC's solicitation," the group stated in an Aug. 12 filing with the SEC.
"RIVC is fortunate to be able to draw upon the experience and advice of Mr. Peppel, who was involved with HealthWarehouse.com from its inception until April 2012, and who has significant knowledge of the company, its customers, the industry in which it operates, and opportunities for future growth," the group stated in the filing. "Peppel is not a director, officer, or promoter of RIVC and does not receive any compensation or payment of any kind for his advice to RIVC."
As part of a consent agreement with the SEC, "Mr. Peppel has agreed to never serve as an officer or director of a publicly traded company," RIVC noted. "Mr. Peppel's motivation is his desire to see HealthWarehouse.com realize its full potential for the shareholders, employees and customers and to excel in the future with a professional management team led by Jeff Holtmeier."

RIVC listed Peppel's business address as 5027 Madison Road in Madisonville, which is also the address of RIVC and Vandercar Holdings, where Holtmeier is board chairman.
Rx Investor Value Corp. stated in its proxy filing with the SEC that it believes HealthWarehouse.com "needs new and more active leadership at the board level to improve the company's financial performance, growth profile, balance sheet and ultimately the company's lagging stock performance."
The RIVC group previously proposed acquiring HealthWarehouse.com at a low price, which the board of the pharmacy firm believed substantially undervalued the company, Dhadphale wrote in the letter to shareholders.
On Oct. 23, 2015, RIVC first expressed interest in acquiring HeathWarehouse.com at a price anticipated to be in the range of 16 cents to 20 cents per share, according to the letter. The stock opened at 47 cents Aug. 15, up from the previous close of 44 cents. It was trading at 50 cents a share at mid-day before closing at 47 cents. The stock has ranged in value from 9 cents to 85 cents over the last 52 weeks.
"While Rx Investor increased their initial price, we believe it was still too low," Dhadphale wrote in the letter to shareholders. "Your board asked Rx Investor to show they had sufficient funds to complete the transaction, but they never did so. …
"We offered the RIVC group a seat on your board in an attempt to avoid a very costly and disruptive proxy fight, but this offer was rejected by the group," Dhadphale wrote in the letter to shareholders. "The RIVC group said they wanted all four board seats."
Dhadphale noted in the letter to shareholders that HealthWarehouse.com intends to hire an investment banking firm to explore the sale or merger of the fast-growing firm.
I reported Aug. 8 that HealthWarehouse.com stated that multiple parties have expressed interest in merging with or acquiring the firm, which has recently seen a surge in business.
The company reported Aug. 8 that net sales jumped by nearly 29 percent for the recently ended second quarter. Net sales improved to more than $2.4 million for the quarter that ended in June, up from nearly $1.8 million in the same period last year.
The sales boost was attributed to repeat business and news articles that highlighted how much more affordable some of the generic pharmaceuticals sold by HealthWarehouse.com were than similar prescription drugs sold by grocery stores, Costco, Sam's Club, Walgreens, Target, Kmart, Rite Aid or CVS.
Net consumer sales, which includes prescriptions and over-the-counter medications, totaled $2.3 million for the quarter, a 51 percent increase from the same period a year ago.
Core prescription sales rose 49 percent to $1.8 million, the highest level in the company's nine-year history. Core over-the-counter sales totaled $492,000, up 58 percent compared with the second quarter of 2015.
Brunsman covers Procter & Gamble Co. and health care.